EXHIBIT 23.3



                             INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
RCN Corporation:

We consent to the use of our report herein with respect to the combined balance sheets of Liberty Cable Television, Inc. and Affiliates as of December 31, 1994 and 1995 and the related combined statements of operations, stockholders' deficit and cash flows for the year then ended.

                                             KPMG Peat Marwick LLP

New York, New York
November 26, 1997